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Exhibit 4.3

Officers' Certificate Pursuant to Sections 201, 301 and 303 of the Indenture

Dated: March 7, 2003

        The undersigned, Gary M. Malino and Michael R. Pfeiffer, the President and Chief Operating Officer and the Executive Vice President, General Counsel and Secretary, respectively, of Realty Income Corporation, a Maryland corporation (the "Company"), hereby certify as follows:

        The undersigned, having read the appropriate provisions of the Indenture dated as of October 28, 1998 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions set forth in the Indenture relating to the establishment of the title and terms of the Company's 5 3/8% Senior Notes due 2013 (the "Notes") and the form of certificate evidencing the Notes have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, certify that (1) the title and terms of the Notes were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of the Company on March 4, 2003 (the "Resolutions"), and such terms are as set forth in Annex I hereto, (2) the form of certificate evidencing the Notes was established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto, (3) a true, complete and correct copy of the Resolutions, which were duly adopted by the Board of Directors of the Company and are in full force and effect on the date hereof, are attached as Annex III hereto and are also attached as an exhibit to the Certificate of the Secretary of the Company of even date herewith, (4) the form, title and terms of the Notes have been established pursuant to Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the title and terms of the Notes and the form of certificate evidencing the Notes, and relating to the execution, authentication and delivery of the Notes, have been complied with, and (5) to the best of knowledge to the undersigned, no Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Notes.

        This certificate may be executed by the parties hereto in counterparts, each of which when so executed shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument, but all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ GARY M. MALINO Gary M. Malino President and Chief Operating Officer
/s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

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  Exhibit 4.3
Officers' Certificate Pursuant to Sections 201, 301 and 303 of the Indenture